EXHIBIT 99.1

Crown Equity Holdings Inc. Announces Changes to its Board of Directors and Principal Officers

LAS VEGAS, NV / January 11, 2016 / Crown Equity Holdings Inc. (CRWE) today announced the resignation of John Scrudato as its Chief Financial Officer and Board member for personal reasons. The company also announced that it has appointed Rudy Chacon as its new CFO and Director, as well as electing Vinoth Sambandam as the company's Chief Technology Officer.

The Board remains at six members.

As we welcome Mr. Chacon and Mr. Sambandam to the company, Crown Equity Holdings Inc. would like to thank Mr. Scrudato for his contributions.

Rudy Chacon, brings more than 35 years of financial leadership experience in venture-backed private technology companies. Prior to joining CRWE, he was Chief Financial Officer of Larkspur Technology Solutions Systems Inc, Nech LLC, Gold Coast Construction Group Inc. and Versa Products Inc.

Vinoth Sambandam, brings years of technical (IT) experience to the company. Mr. Sambandam is a graduate of Dhanalakshmi College of Engineering in Chennai, India, where he received his degree in Tech Information Technology.

About Crown Equity Holdings Inc.

Together with its digital network of websites, Crown Equity Holdings Inc. provides and offers advertising branding, marketing solutions and services to boost customer awareness, as well as merchant visibility as a worldwide online multi-media publisher. The company focuses on the distribution of information for the purpose of bringing together its targeted audience and the advertisers that want to reach them. Its advertising services cover and connect a range of marketing specialties, as well as provide search engine optimization for clients interested in online media awareness. Crown Equity Holdings' objective is making its CRWE WORLD (www.crweworld.com) endeavor into a global online news and information source, as well as a global one stop shop for various distinct products and services. The company launches, invests and manages select businesses, projects and real estate endeavors. For more information regarding Crown Equity Holdings Inc., please visit: http://www.crownequityholdings.com.

Forward-Looking Statements

This news release may contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new business opportunities and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

Mike Zaman, President/CEO
Crown Equity Holdings Inc.
702 683-8946

SOURCE: Crown Equity Holdings Inc.